                                                                    Exhibit 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]


November 9, 1999

Digital River, Inc.
9625 West 76th Street, Suite 150
Eden Prairie, MN 55344

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Digital River, Inc. (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering the offer and sale of up to 2,650,000 shares of Common Stock (the "Common Stock") to the shareholders of Tech Squared Inc.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Proxy Statement/Prospectus, the Company's Certificate of Incorporation, as amended, and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Proxy Statement/Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


By    /s/ Michael J. Sullivan
   ---------------------------------
         Michael J. Sullivan